Exhibit 99.1

YETI Reports Third Quarter 2021 Results
Net Sales Increased 23%
EPS Increased to $0.60 from $0.58
Adjusted EPS Increased to $0.64 from $0.61
Raises 2021 Outlook

Austin, Texas, November 11, 2021 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the third quarter ended October 2, 2021.

YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Matt Reintjes, President and Chief Executive Officer, commented, “YETI’s third quarter results continue to reflect robust demand for our brand. We delivered net sales growth of 23% on top of an exceptional 29% growth in the prior year’s period, powered by our innovative product portfolio with balanced performance across our channels and categories. Profitability remained strong amidst accelerating and wide-spread inflationary pressures, supporting better-than-expected earnings per share growth for the period.”

Mr. Reintjes concluded, “We are focused on building on the strong momentum in our business through the holidays and well into the future. While we are not immune to the confluence of supply chain disruptions and cost pressures that are pervasive in the market, our team’s ongoing execution has supported our ability to once again raise both our top and bottom line outlooks for the year. As we continue to move forward in this challenging environment, we remain highly committed to both actions and continued investments that will position YETI for both near- and long-term sustainable growth.”

For the Three Months Ended October 2, 2021

Net sales increased 23% to $362.6 million, compared to $294.6 million during the same period last year.

•Direct-to-consumer (“DTC”) channel net sales increased 31% to $197.1 million, compared to $150.4 million in the prior year quarter, driven by strong performance in both Drinkware and Coolers & Equipment. The DTC channel grew to 54% of net sales, compared to 51% in the prior year period.
•Wholesale channel net sales increased 15% to $165.5 million, compared to $144.2 million in the same period last year, driven by both Drinkware and Coolers & Equipment.
•Drinkware net sales increased 24% to $205.0 million, compared to $165.9 million in the prior year quarter, primarily driven by the continued expansion of our Drinkware product offerings, including the introduction of new colorways and sizes, and strong demand for customization.
•Coolers & Equipment net sales increased 20% to $149.0 million, compared to $124.2 million in the same period last year, driven by strong performance in bags, outdoor living products, soft coolers, and hard coolers.

Gross profit increased 19% to $207.0 million, or 57.1% of net sales, compared to $174.0 million, or 59.1% of net sales, in the third quarter of 2020. The 200 basis point decrease in gross margin was primarily driven by higher inbound freight rates and the unfavorable impact of the non-renewal of the Global System of Preferences (“GSP”) program on import duties, partially offset by product cost improvements and all other impacts.

Selling, general, and administrative (“SG&A”) expenses increased 33% to $138.3 million, compared to $103.9 million in the third quarter of 2020. The 2020 period included the benefit of cost reduction initiatives implemented in response to the uncertainties of COVID-19. As a percentage of net sales, SG&A expenses increased 280 basis points to 38.1% from 35.3% in the prior year period, primarily driven by higher marketing expenses.

Operating income decreased 2% to $68.7 million, or 19.0% of net sales, compared to $70.1 million, or 23.8% of net sales, during the prior year quarter due to the aforementioned lower spending levels in 2020.

Adjusted operating income increased 3% to $74.2 million, or 20.5% of net sales, compared to $72.4 million, or 24.6% of net sales, during the same period last year due to the aforementioned lower spending levels in 2020.

Net income increased 3% to $53.0 million, or 14.6% of net sales, compared to $51.4 million, or 17.5% of net sales, in the prior year quarter; Net income per diluted share increased 3% to $0.60, compared to $0.58 per diluted share in the prior year quarter.

Adjusted net income increased 7% to $57.1 million, or 15.7% of net sales, compared to $53.5 million, or 18.2% of net sales, in the prior year quarter; Adjusted net income per diluted share increased 5% to $0.64, compared to $0.61 per diluted share in the prior year quarter.

For the Nine Months Ended October 2, 2021

Net sales increased 35% to $967.9 million, compared to $716.0 million in the prior year.

•DTC channel net sales increased 43% to $520.8 million, compared to $363.1 million in the prior year period, driven by both Drinkware and Coolers & Equipment. The DTC channel grew to 54% of net sales, compared to 51% in the prior year.
•Wholesale channel net sales increased 27% to $447.1 million, compared to $352.9 million in the same period last year, primarily driven by both Drinkware and Coolers & Equipment. In the second quarter of 2020, wholesale channel net sales were adversely impacted by the temporary store closures due to COVID-19.
•Drinkware net sales increased 39% to $546.8 million, compared to $392.9 million in the prior year period, due to the continued expansion of our Drinkware product offerings, including the introduction of new colorways and sizes, and strong demand for customization.
•Coolers & Equipment net sales increased 28% to $400.3 million, compared to $312.3 million in the same period last year. The strong performance was driven by growth in bags, outdoor living products, soft coolers, hard coolers, and cargo.

Gross profit increased 39% to $561.3 million, or 58.0% of net sales, compared to $404.0 million, or 56.4% of net sales, in the prior year. The 160 basis point increase in gross margin was primarily driven by product cost improvements as well as a favorable mix shift to our DTC channel and lower inventory reserves, partially offset by the unfavorable impact of the non-renewal of the GSP program on import duties and higher inbound freight rates.

Selling, general, and administrative expenses increased 40% to $380.1 million, compared to $271.2 million in the prior year. The 2020 period included the benefit of cost reduction initiatives implemented in response to COVID-19. As a percentage of net sales, SG&A expenses increased 140 basis points to 39.3% from 37.9% in the prior year period. This increase was due to an increase of 10 basis points in variable expenses, driven by the increased mix of our faster growing and higher gross margin DTC channel, which grew to 54% of net sales during the period, and an increase of 130 basis points primarily driven by higher marketing expense.

Operating income increased 36% to $181.2 million, or 18.7% of net sales, compared to $132.8 million, or 18.5% of net sales, during the prior year.

Adjusted operating income increased 40% to $195.4 million, or 20.2% of net sales, compared to $139.8 million, or 19.5% of net sales, during the same period last year.

Net income increased 50% to $139.7 million, or 14.4% of net sales, compared to $93.4 million, or 13.0% of net sales, in the prior year; Net income per diluted share increased 48% to $1.58, compared to $1.07 per diluted share in the prior year.

Adjusted net income increased 52% to $150.4 million, or 15.5% of net sales, compared to $99.0 million, or 13.8% of net sales in the prior year period; Adjusted net income per diluted share increased 50% to $1.70, compared to $1.13 per diluted share in the same period last year.

Balance Sheet and Cash Flow Highlights

Cash increased to $259.3 million, compared to $234.8 million at the end of the third quarter of 2020.

Inventory increased 98% to $266.0 million, compared to $134.6 million at the end of the prior year quarter, primarily due to the inventory purchase order reductions taken during 2020 in response to COVID-19 and higher in-transit inventories this year due to extended lead times from ongoing supply chain disruptions. The inventory increase represents a CAGR of 13% since the same period in 2019, which is below our net sales CAGR of 26% during the same period.

Total debt, excluding finance leases and unamortized deferred financing fees, was $118.1 million, compared to $238.8 million at the end of the third quarter of 2020. During the first nine months of 2021, YETI made mandatory debt payments of $16.9 million. At the end of the third quarter of 2021, our cash balance exceeded total debt by $141.2 million.

Updated 2021 Outlook

For Fiscal 2021, a 52-week period, compared to a 53-week period in Fiscal 2020:

•Net sales are now expected to increase between 28% and 29% (versus the previous outlook of between 26% and 28%);
•Operating income as a percentage of net sales is expected to be approximately 19.5% (versus the previous outlook of approximately 19%);
•Adjusted operating income as a percentage of net sales is expected to be approximately 20.8% (versus the previous outlook of approximately 20.5%);
•The effective tax rate is now expected to be approximately 22% (versus the previous outlook of approximately 23%);
•Net income per diluted share is now expected to be between $2.35 and $2.37 (versus the previous outlook of between $2.25 and $2.29), reflecting a 33% to 34% increase;
•Adjusted net income per diluted share is now expected to be between $2.51 and $2.53 (versus the previous outlook of between $2.42 and $2.46), reflecting a 34% to 35% increase;
•Diluted weighted average shares outstanding is now expected to be approximately 88.7 million (versus the previous outlook of 88.6 million); and
•Capital expenditures are expected to remain between $55 million and $60 million, primarily to support investments in technology and new product innovation and launches.
Conference Call Details
A conference call to discuss the third quarter of 2021 financial results is scheduled for today, November 11, 2021, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-451-6152 (international callers, please dial 201-389-0879) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com and by dialing 844-512-2921 and entering the access code 13724074. A replay will be available through November 25, 2021.

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to bags and apparel, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes you. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we supplement our results with non-GAAP financial measures, including adjusted operating income, adjusted net income, adjusted net income per diluted share as well as adjusted operating income and adjusted net income as a percentage of net sales. Our management uses these non-GAAP financial measures in conjunction with GAAP financial measures to measure our profitability and to evaluate our financial performance. We believe that these measures are useful to investors as they are widely used measures of performance and to facilitate comparisons to other companies. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with GAAP financial performance measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements relating to demand conditions, pricing conditions, expected sales levels, and our expectations for opportunity or growth, including those set forth in the quote from YETI’s President and CEO, and the updated 2021 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) uncertainty regarding global economic conditions, particularly the uncertainty related to the duration and impact of the rapidly evolving COVID-19 pandemic, including its impact on global economic conditions; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) our ability to accurately forecast demand for our products and our results of operations; (xii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiv) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; and (xv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business. For a more extensive list of factors that could materially affect our results, you should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Quarterly Report on Form 10-Q for the three months ended July 3, 2021, as such filings may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC. These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the COVID-19 pandemic and its effects, including any worsening of the global business and economic environment as a result.

Investor Relations Contact:
Tom Shaw, 512-271-6332
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com

* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Net sales	$362,643	$294,603	$967,864	$715,953
Cost of goods sold	155,640	120,627	406,560	311,994
Gross profit	207,003	173,976	561,304	403,959
Selling, general, and administrative expenses	138,274	103,864	380,101	271,152
Operating income	68,729	70,112	181,203	132,807
Interest expense	(833)	(1,963)	(2,519)	(7,730)
Other expense	(1,239)	(82)	(2,492)	(1,020)
Income before income taxes	66,657	68,067	176,192	124,057
Income tax expense	(13,690)	(16,622)	(36,471)	(30,650)
Net income	$52,967	$51,445	$139,721	$93,407

Net income per share
Basic	$0.61	$0.59	$1.60	$1.07
Diluted	$0.60	$0.58	$1.58	$1.07

Weighted-average common shares outstanding
Basic	87,526	87,032	87,343	86,933
Diluted	88,750	88,094	88,636	87,677

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	October 2, 2021	January 2, 2021	September 26, 2020
ASSETS
Current assets
Cash	$259,317	$253,283	$234,813
Accounts receivable, net	83,267	65,417	71,189
Inventory	265,974	140,111	134,632
Prepaid expenses and other current assets	23,640	17,686	14,069
Total current assets	632,198	476,497	454,703
Property and equipment, net	108,739	78,075	75,355
Operating lease right-of-use assets	54,270	34,090	34,652
Goodwill	54,293	54,293	54,293
Intangible assets, net	94,074	92,078	91,572
Other assets	1,934	2,034	1,997
Total assets	$945,508	$737,067	$712,572

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$166,080	$123,621	$101,850
Accrued expenses and other current liabilities	96,857	89,068	56,390
Taxes payable	6,869	18,316	14,333
Accrued payroll and related costs	24,513	25,810	17,735
Operating lease liabilities	11,008	8,247	8,425
Current maturities of long-term debt	24,548	22,697	20,819
Total current liabilities	329,875	287,759	219,552
Long-term debt, net of current portion	101,723	111,017	215,823
Operating lease liabilities, non-current	54,043	36,546	37,679
Other liabilities	20,227	13,327	16,885
Total liabilities	505,868	448,649	489,939

Commitments and contingencies

Stockholders’ Equity
Common stock, par value $0.01; 600,000 shares authorized; 87,598, 87,128, and 87,064 shares outstanding at October 2, 2021, January 2, 2021, and September 26, 2020, respectively	876	871	871
Preferred stock, par value $0.01; 30,000 shares authorized; no shares issued or outstanding	—	—	—
Additional paid-in capital	332,299	321,678	317,996
Retained earnings (accumulated deficit)	105,977	(33,744)	(96,138)
Accumulated other comprehensive income (loss)	488	(387)	(96)
Total stockholders’ equity	439,640	288,418	222,633
Total liabilities and stockholders’ equity	$945,508	$737,067	$712,572

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended
	October 2, 2021	September 26, 2020
Cash Flows from Operating Activities:
Net income	$139,721	$93,407
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	23,440	22,835
Amortization of deferred financing fees	516	712
Stock-based compensation	11,339	6,315
Deferred income taxes	3,764	732
Impairment of long-lived assets	2,331	632
Other	3,213	1,414
Loss on prepayment of debt	—	418
Changes in operating assets and liabilities:
Accounts receivable	(18,769)	10,236
Inventory	(126,381)	50,943
Other current assets	(5,206)	5,570
Accounts payable and accrued expenses	48,184	31,537
Taxes payable	(11,441)	11,019
Other	2,488	3,329
Net cash provided by operating activities	73,199	239,099
Cash Flows from Investing Activities:
Purchases of property and equipment	(41,159)	(10,904)
Additions of intangibles, net	(6,749)	(5,377)
Net cash used in investing activities	(47,908)	(16,281)
Cash Flows from Financing Activities:
Repayments of long-term debt	(16,875)	(61,250)
Taxes paid in connection with employee stock transactions	(3,507)	(1,027)
Proceeds from employee stock transactions	2,794	2,033
Finance lease principal payment	(600)	(138)
Borrowings under revolving line of credit	—	50,000
Repayments under revolving line of credit	—	(50,000)
Net cash used in financing activities	(18,188)	(60,382)
Effect of exchange rate changes on cash	(1,069)	(138)
Net increase in cash	6,034	162,298
Cash, beginning of period	253,283	72,515
Cash, end of period	$259,317	$234,813

YETI HOLDINGS, INC.
SELECTED FINANCIAL DATA
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Operating income	$68,729	$70,112	$181,203	$132,807
Adjustments:
Non-cash stock-based compensation expense(1)	3,824	2,279	11,339	6,315
Long-lived asset impairment(1)	1,189	—	2,331	632
Business optimization expense(1)(2)	479	—	479	—
Adjusted operating income	$74,221	$72,391	$195,352	$139,754

Net income	$52,967	$51,445	$139,721	$93,407
Adjustments:
Non-cash stock-based compensation expense(1)	3,824	2,279	11,339	6,315
Long-lived asset impairment(1)	1,189	—	2,331	632
Loss on prepayment of debt(3)	—	418	—	418
Business optimization expense(1)(2)	479	—	479	—
Tax impact of adjusting items(4)	(1,346)	(661)	(3,467)	(1,804)
Adjusted net income	$57,113	$53,481	$150,403	$98,968

Net sales	$362,643	$294,603	$967,864	$715,953
Operating income as a % of net sales	19.0%	23.8%	18.7%	18.5%
Adjusted operating income as a % of net sales	20.5%	24.6%	20.2%	19.5%
Net income as a % of net sales	14.6%	17.5%	14.4%	13.0%
Adjusted net income as a % of net sales	15.7%	18.2%	15.5%	13.8%

Net income per diluted share	$0.60	$0.58	$1.58	$1.07
Adjusted net income per diluted share	$0.64	$0.61	$1.70	$1.13
Weighted average common shares outstanding - diluted	88,750	88,094	88,636	87,677
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents start-up costs, transition and integration charges associated with our new distribution facility in Memphis, Tennessee, and costs to exit our distribution facility in Dallas, Texas.
(3)Represents the accelerated amortization of deferred financing fees resulting from the voluntary prepayments of our term loan.
(4)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for both the three months ended October 2, 2021 and September 26, 2020, respectively. For both the nine months ended October 2, 2021 and September 26, 2020, the tax rate used to calculate the tax impact of adjustments was 24.5%.

Fiscal 2021 OUTLOOK
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands except per share amounts)

	Twelve Months Ended	Updated Fiscal 2021 Outlook
	January 2, 2021	Low	High
Operating income	$214,233	$271,736	$274,007
Adjustments:
Non-cash stock-based compensation expense(1)	9,009	15,446	15,446
Long-lived asset impairment(1)	1,051	2,331	2,331
Business optimization expense(1)(2)	—	1,147	1,147
Adjusted operating income	$224,293	$290,660	$292,931

Net income	$155,801	$207,932	$209,708
Adjustments:
Non-cash stock-based compensation expense(1)	9,009	15,446	15,446
Business optimization expense(1)(2)	—	1,147	1,147
Long-lived asset impairment(1)	1,051	2,331	2,331
Loss on prepayment of debt(3)	1,064	—	—
Tax impact of adjusting items(4)	(2,725)	(4,636)	(4,636)
Adjusted net income	$164,200	$222,220	$223,996

Net sales	$1,091,721	$1,397,403	$1,408,320
Operating income as a % of net sales	19.6%	19.4%	19.5%
Adjusted operating income as a % of net sales	20.5%	20.8%	20.8%
Net income as a % of net sales	14.3%	14.9%	14.9%
Adjusted net income as a % of net sales	15.0%	15.9%	15.9%

Net income per diluted share	$1.77	$2.35	$2.37
Adjusted net income per diluted share	$1.87	$2.51	$2.53
Weighted average common shares outstanding - diluted	87,847	88,654	88,654
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents start-up costs, transition and integration charges associated with our new distribution facility in Memphis, Tennessee, and costs to exit our distribution facility in Dallas, Texas.
(3)Represents the accelerated amortization of deferred financing fees resulting from the voluntary prepayments of our term loan in Fiscal 2020.
(4)Represents tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for both Fiscal 2020 and Fiscal 2021.